Exhibit 99.1

CORPORATE PARTICIPANTS

Gene Lowe SPX Corporation - President & CEO

James E. Harris SPX Corporation - CFO, VP & Treasurer

Paul Clegg SPX Corporation - VP of IR & Communications

CONFERENCE CALL PARTICIPANTS

Bryan Francis Blair Oppenheimer & Co. Inc., Research Division - Director & Senior Analyst

Damian Karas UBS Investment Bank, Research Division - Associate Director and Equity Research Associate of Electric Equipment & Multi-Industry

Stephen Michael Ferazani Sidoti & Company, LLC - Research Analyst

Walter Scott Liptak Seaport Research Partners - MD & Senior Industrials Analyst

PRESENTATION

Operator

Thank you for standing by, and welcome to the Second Quarter 2022 SPX Corporation Earnings Conference Call. (Operator Instructions)

Please be advised that today's conference may be recorded. I would now like to hand the conference over to your speaker today, Paul Clegg, VP, Investor Relations and Communications. Please go ahead.

Paul Clegg SPX Corporation - VP of IR & Communications

Thank you, and good afternoon, everyone. Thanks for joining us. With me on the call today are Gene Lowe, our President and Chief Executive Officer; and Jamie Harris, our Chief Financial Officer. Our press release containing our second quarter results was issued today after market close. You can find the release and our earnings slide presentation as well as a link to a live webcast of this call in the Investor Relations section of our website at spx.com.

I encourage you to review our disclosure and discussion of GAAP results in the press release and to follow along with the slide presentation during our prepared remarks. A replay of this webcast will be available on our website until August 11th.

As a reminder, portions of our presentation and comments are forward-looking and subject to safe harbor provisions. Please also note the risk factors in our most recent SEC filings. Our comments today will largely focus on adjusted financial results and comparisons will be with the results of continued operations only. You can find detailed reconciliations of historical adjusted figures to their respective GAAP measures in the appendix to today's presentation. Our adjusted earnings per share also excludes nonservice pension items, amortization expense, certain favorable discrete tax items and other strategy-related items. Finally, we will be conducting virtual meetings with investors over the coming months, including at the Seaport Annual Summer Investor Conference on August 24 and the Sidoti Small Cap Virtual Conference on September 22. And with that, I'll turn the call over to Gene.

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Gene Lowe SPX Corporation - President & CEO

Thanks, Paul. Good afternoon, everyone, and thank you for joining us. On the call today, we'll provide you with a brief update on our consolidated and segment results for the second quarter. I'll also provide an update to our full year guidance.

Now I'll touch on some of the highlights for the quarter. We had a strong performance in Q2, including the benefit of project deliveries in our Detection & Measurement segment, where we are seeing robust bookings. We continue to see strength broadly across our end markets, and we remain focused on aggressively managing challenging supply chain conditions. We also announced today that we plan to implement a new holding company structure to better align our legal entities with our business objectives and value creation strategy. We will address this in more detail later in the call. During the quarter, we repurchased approximately $34 million of our stock. While our capital allocation strategy will remain primarily focused on organic growth and acquisitions, we will continue to consider opportunistic share repurchases as a part of our strategy with the potential to reach 5% to 10% of our total capital allocation. Finally, we are raising our adjusted EPS guidance for the full year to reflect our strong Q2 results, our outlook for the second half and the impact of stock repurchases.

Turning to our high-level results. For the quarter, both our HVAC and Detection & Measurement segments generated strong organic and acquisition revenue growth. Total adjusted operating income grew 47%, while margin increased 220 basis points. I'm very pleased with our results for the quarter and our outlook for the remainder of the year. With significant capital availability and attractive M&A pipeline and several ongoing organic and continuous improvement initiatives, SPX remains well positioned to continue driving value for years to come. As always, I'd like to discuss our value creation framework. During Q2, we continued to make progress in a number of key initiatives. Our digital initiative continues to move forward.

In our CUES business, which sells equipment to inspect and remediate water and wastewater pipelines, we gained further traction with customers standardizing their field work on our GraniteNet software platform, which helps to improve data collection, customer efficiency and the value customers derive from using our hardware products. On the new product development front, we have had considerable success integrating technologies from TCI and our recently acquired ECS business. This has helped us to launch highly successful solutions and strong project bookings in the communications intelligence market.

We also progressed on our ESG initiative. In Q2, we completed an updated materiality assessment to help tighten our focus on key areas of importance to our stakeholders as we work toward developing multiyear sustainability goals later this year. We published a presentation on our website, highlighting our ESG strengths and activities across a number of different focus areas and across our portfolio.

And with that, I will turn the call to Jamie.

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James E. Harris SPX Corporation - CFO, VP & Treasurer

Thanks, Gene. Prior to reviewing our results and guidance update, I'd like to discuss a planned change to our legal structure. As Gene mentioned, we plan to implement a reorganization of our legal structure to better align with our long-term strategic goals. As a result of this transaction, the name of our company will change from SPX Corporation to SPX Technologies, but there will be no change in our ticker and no interruption in the trading of our stock. We anticipate several benefits from this change such as simplifying our legal structure, enable more efficient management and growth of our business, including through M&A.

And by segregating our legacy liabilities and the associated assets, allowing us to explore opportunities to more efficiently address those liabilities. We currently do not have any plans to seek resolution of these liabilities through chapter proceedings, and we will continue to focus on efficient management of claims that have claims addressed in a manner and generally consistent with historical practices. We have filed an 8-K with the SEC containing additional data, additional detail on the reorganization, and we plan to provide more information once the process is completed, which we expect to be on or about August 15.

Turning to our results. We are pleased with our performance for the quarter. We grew adjusted EPS by $0.20 to $0.71 per share, an increase of approximately 39%. The adjustments that Paul described at the beginning of the call include the effect of a noncash mark-to-market pension adjustment and costs associated with the execution of our corporate legal reorganization. In addition to the segment income drivers, which I will review later, some below-the-line items had a modest impact on our year-on-year earnings, including lower corporate and stock-based compensation costs, lower interest expense and a higher tax rate.

Our Q2 results reflect continued solid demand in our run rate businesses and strong project revenue. For several quarters, we have been seeing strength building in our Detection & Measurement project front log and we are now seeing that convert into strong bookings and revenue in the second half of '22 and into '23. Our total backlog increased 56% year-on-year to $517 million include organic growth of 39% with the remainder from acquisitions. During the quarter, we continued to work hard to manage through labor and supply challenges. We are pleased with the strong performance of our team and believe we are well positioned for the second half of 2022. Our view of our adjusted results reflect strong year-on-year growth across the company. Revenues increased 19.4%. Robust project sales in Detection & Measurement and strong HVAC Heating sales contributed to organic growth of 10.2%. Growth from acquisitions was 10.8% and relates to the purchases of Cincinnati Fan, ECS and ITL. Segment income grew by $11.4 million to $56.1 million, while margin increased 70 basis points. The increase in segment income was driven by higher project revenue and Detection & Measurement. Price/cost was a modest margin tailwind for the quarter and we expect it to be a tailwind for the remainder of the year.

Reviewing our segment results, the HVAC and D&M were strong drivers of overall revenue growth. We also experienced a 1.6% currency translation headwind to revenue due to the strengthening U.S. dollar. Currency had a nominal impact on income and margin due to the strong natural hedges in our cost structure.

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Let's now review the details of our segment performance. In our HVAC segment for the quarter, revenue grew 18% year-over-year. The acquisition of Cincinnati Fan drive a 9.8% increase, while organic revenues increased 8.9%. Heating was the primary driver of strong organic growth with solid contributions from both price and volume. Adjusted segment income increased by $1.7 million, while margin decreased by 140 basis points, reflecting the impact of production constraints. Price cost was a modest tailwind.

During the quarter, we saw some improvement in labor availability, and we continue leveraging our supply chain causal to manage through challenging supply conditions. As we head into the second half of the year, demand levels remained strong for our HVAC segment as reflected 27% organic increase in orders for Q2. Backlog increased 69% to $320 million, including organic growth of 51% with the remainder from acquisitions. Based on existing price increases and current input cost trends, we expect price cost to become more of a tailwind during the second half of the year.

In Detection & Measurement, revenues grew 21.7% year-over-year. The acquisitions of ECS and ITL drove a 12.5% increase while organic revenues increased 12.4% with the growth in all of our platforms. We are also experiencing a 3.2% currency translation headwind due to the strengthening of the U.S. dollar. Adjusted segment income increased by $9.7 million, while margin increased 420 basis points due to the higher revenue, particularly project deliveries, which carry higher incremental margin.

Overall, we continue to see solid demand in our run rate businesses and strong project orders and deliveries, notably in CommTech, where we have seen meaningful project synergies related to the ECS acquisition. Q2 segment orders increased approximately 14% organically. Backlog increased 38% to $196 million, including organic growth of 25% with the remainder from acquisitions. Turning now to our financial position at the end of the quarter. Balance sheet and liquidity remains strong and position us well to continue our organic and inorganic growth initiatives. During Q2, we purchased 707,000 shares of stock at an average price of $47.70. This amounts to 1.5% of our outstanding shares.

We continue to have approximately $66 million of remaining availability under our current authorization for this fiscal year. We would anticipate continuing opportunistic share repurchases, reaching up to 5% to 10% of our overall capital allocation, while our primary focus will remain on acquisitions. In regards to overall cash flow, as previously noted, we anticipate the bulk of our cash generation in this year is coming in the second half. Notable cash uses this quarter included a tax payment of approximately $40 million related to a gain on the sale of Transformer Solutions, which closed in Q4 of last year, $34 million in share repurchases and $20 million of strategic inventory investments related to the management of the supply chain.

Moving on to our guidance. We have increased our full year 2022 guidance to reflect the strength of our Q2 results, solid second half demand and the impact of recent share repurchases. We now anticipate higher full year revenue in both HVAC and Detection & Measurement, and we have increased our midpoint adjusted EPS guidance by $0.08 to a range of $2.70 to $2.85. Our new $2.78 midpoint represents year-on-year growth of 19%. We are also increasing our guidance for adjusted operating margin to 11.5% to 12% or the upper end of our prior range, which was 11% to 12%.

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With respect to the cadence of earnings for the remainder of the year, we would expect Q3 to be operationally similar to Q2, but with modestly higher corporate costs and a higher tax rate. In HVAC, based on analysis of our current backlog, price increases we have implemented in recent commodity price trends, we currently expect Q3 HVAC results to be similar to Q2 with a significant increase in Q4. We now expect full year HVAC margin of approximately 14% or the lower end of our prior range of 14% to 14.5%, due to continued supply challenges, partially offset by higher pricing.

In Detection & Measurement, based primarily on increased project orders, we anticipate second half results to reflect continued strength with Q3 being similar to our strong Q2 results, followed by an even stronger Q4. We continue to expect full year margin in the 19% to 21% range. As always, you can find modeling considerations in the appendix to our presentation.

I will now turn the call back to Gene for a review of our end markets and his closing comments.

Gene Lowe SPX Corporation - President & CEO

Thanks, Jamie. Overall, we continue to see broad strength across our end markets. In HVAC, our North American cooling demand continues to reflect the strength of macro indicators such as the Dodge Momentum Index, while heating orders remain at healthy levels. In our Detection & Measurement segment, while we see some pockets of flattening, overall demand remains strong, particularly in our CommTech and transportation platforms. One of the biggest questions we've been getting recently is about how our diverse set of businesses will respond in an economic downturn. Overall, we feel good about our positioning for growth over the coming years based on strong segment trends such as infrastructure spending. While we do have some shorter cycle exposure, we believe that we would experience more moderate impact than many industrials in a recessionary environment. as we did during the recession that occurred in 2008 and in the early stages of the COVID pandemic. A significant portion of our revenue, about 2/3, comes from replacement sales and many of our products are in regulated markets or markets where their use is mandated as safety equipment. These products are often sold to governments, utilities and other quasi-government customers, which tend to show more resilience in downturns. Our residential market is primarily our Hydronics business and is largely replacement demand. In prior downturns, these factors help balance out shorter cycle effects in the portfolio.

In summary, I'm pleased with our strong Q2 results and our positioning to continue our growth journey. We continue to experience solid demand trends while managing through supply chain constraints and believe we are well positioned for a strong second half 2022 and beyond. We have raised our EPS guidance to reflect our Q2 performance, a solid outlook, and our recent share repurchases. With a strong balance sheet and a highly capable experienced team, I'm very excited about our opportunity to continue creating value for shareholders and achieving our SPX 2025 targets. And now I'll turn the call back over to Paul.

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Paul Clegg SPX Corporation - VP of IR & Communications

Thanks, Gene. Operator, we are ready to go to questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Our first question comes from Damian Karas with UBS.

Damian Karas UBS Investment Bank, Research Division - Associate Director and Equity Research Associate of Electric Equipment & Multi-Industry

Nice to see some share repurchase, been waiting a while for that. So I guess some discretionary activity, $48 not too shabby.

James E. Harris SPX Corporation - CFO, VP & Treasurer

Yes. We were pleased with that.

Paul Clegg SPX Corporation – VP, Investor Relation & Communications

$47.70.

Damian Karas UBS Investment Bank, Research Division - Associate Director and Equity Research Associate of Electric Equipment & Multi-Industry

So I wanted to ask you about the kind of the margin guidance here. Gene, your commentary all sounds really positive on the demand front, good visibility and into the second half. Just given the sales ramp, it just feels like the margin guidance might be a little bit light. So I would appreciate any color you able to provide on kind of the margin cadence and how you're thinking about that through year-end?

James E. Harris SPX Corporation - CFO, VP & Treasurer

Yes. So a good question there. Yes. So we're… Go back to where we started... We were very pleased with the quarter. As we look at the back half of the year, we see good bookings, a trend in our portfolio. We see good front log specifically to the margins. When we look at the rest of the year, we still see some risk out there in our supply chain. As Gene noted in his comments, we do see it stabilizing, in some areas it's getting better. There's still things that pop up. We still see some labor challenges in our Olathe plant, in particular, in our Bennettsville facility. We took what we felt like was a very measured approach with our margins. There are opportunities for their margin to be on the high side of what we've laid out in our guidance as well there's some risk areas. It really depends on where the supply chain falls. I mean we feel like through a lot of the CI initiatives that we've taken place already that we were working on a year or 2 years ago. And some of the progress we made, we feel like we've dealt with the supply chain very well, much more stable than it was last Q3 when we first raised the point, but it's still out there. So we have some risk there but also some upside there.

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We feel like we've called out a couple of times, backlog, been asked about backlog. We feel like at 1 point, we had some possibly some cost risk there as we see some commodities pricing come down we see probably some opportunities there if costs go our way. So there could be some opportunities in margin there. And then the last piece is really the project delivers. We had a really strong quarter across our D&M platform. And as projects play out and a number of bookings in both our CommTech and our transportation platforms. As those projects play out, this is a complex process to get those out the door and delivered. We feel good about that. But we've also been measured about how we saw that playing out the rest of the year. And as you know, we -- that's an area that has -- carries a very high incremental margin. And so the margin opportunities are enhanced commencement with that.

Damian Karas UBS Investment Bank, Research Division - Associate Director and Equity Research Associate of Electric Equipment & Multi-Industry

Great. That's really helpful. And I wanted to ask you about some of these acquisitions, at least relative to where we were modeling it. They seem to be contributing a bit more. Could you just talk about how these newly acquired businesses are performing relative to your expectations? And I guess also, just more broadly, how is the integration going? And how are you buying things?

Gene Lowe SPX Corporation - President & CEO

Sure. I'll start on that, Damian. We've done 11 acquisitions. We actually have really good data, and we track this very closely. I think net-net, I would say, very positive. These…I'd say the most recent acquisitions that we've done, that would be Cincinnati Fan, Sealite, Sensors & Software, ECS and ULC Robotics. I would say 5 of them are performing at a very high level, even ahead of our expectations. But really the only one that's a little bit off in terms of where we thought there would be ULC Robotics, and this is a business we've talked about it you feel very good about the future of that business and the traction they're getting with not only with their CISBOT product, but with some of the other markets that they're participating in, solar robotics opportunities as well as some cross-border opportunities. But I think the punchline is if you look across our 11 acquisition that we've done over the past 3 years. That is a very good success story.

That's even with ULC, which I would say is off model. But I would say ULC is progressing positively this year. And additionally, we have been awarded some really nice business going into 2023 that we see some further growth there going into next year. In terms of the integration, I think overall, it's a very positive story. and it does vary by the acquisition that we did. So for example, Sensors & Software and Schonstedt, these are really like new products as a part of Radiodetection. And those have really done well. They have taken a really good technology and scaled it globally. And we've gotten some really nice revenue gains throughout our channel there. Some of the other ones as well, PK, Patterson-Kelley, which is really high efficiency nonresi boilers has given us a very attractive channel and we've had nice inroads in expanding our presence in the nonresi space.

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You look at Sealite, ITL and Sabik. We really think we've built the global leader in the AtoN business. So -- the net-net, I would say, we feel really good about the progress we've made on building out our platforms. But I'd also say the runway in front of us is very, very attractive. We actually have very detailed plans for all 6 of our platforms, both for organic strategic growth initiatives but our inorganic. And as you know, with our SPX 2025 plan, that's a continued part of our investment in growth and you're going to continue to see further expansion there. So net-net, we're very pleased with where we are, and we think there's a lot of opportunity in front of us.

Operator

(Operator Instructions) Our next question comes from Bryan Blair with Oppenheimer.

Bryan Francis Blair Oppenheimer & Co. Inc., Research Division - Director & Senior Analyst

Thanks guys. Solid quarter. To help us think about growth momentum into the back half, maybe provide a little more color on order rates by platform and where you're seeing any shift through July relative to the Q2 trends? And, within reset sales guidance, the $25 million raise in HVAC, and $13 million in D&M. Is there anything being given a full weighting to any given platform on either side?

Gene Lowe SPX Corporation - President & CEO

I start on that, Bryan, you just kind of at a high level and then Jamie or Paul can add a little more. I think net-net across the portfolio, we feel really good the amount -- the order rates are up very much year-over-year backlog at 20%. We have such a stronger backlog position that really, I think, sets us up very nicely for the back half of the year. If you look at it by platform cooling, we feel good. U.S. and Asia are very healthy. Orders are way up 50% year-over-year. One of the challenges we've been having there is labor and our challenges that are moderating. We've done a nice job building out the team and if you look at the macro data, the dodge appears very favorable for '22, '23.

So cooling we feel good about. Heating, demand remains healthy. Managing the supply chain there, and we're actually getting some nice wins in our high-efficiency expansion there. So our largest segment is HVAC, and we feel like we're well positioned going into the back half of the year. For Detection & Measurement the way that I think about it is, overall, the run rate business…businesses, which is about 2/3 of the revenue there, I'd say, is very healthy. We're seeing the U.S. being a little stronger than Europe. And overall, we're seeing some very strong areas. We are seeing a few areas at a little flatter. I'd say our AtoN obstruction is more flattish.

But overall, we're seeing very, very good gains there, and I think are very well set up and have a lot more backlog than we typically have in the run rate business. And then on the projects, this is where I think we have a really good success story where we've talked about the front log activity for a while, but this is not activity anymore. This is now orders and revenue. And, in particular, contact and transportation have had a number of very nice strategic wins that I believe set them up, set us up very well for '22 and '23 in those businesses. So when you put it all together, we are being careful. We are being -- we are watching the end markets very closely, particularly with some of the macro items going on. So we're staying close to that. But with everything that we've seen to date, we feel very good about 2022. And we think we're starting to set up nicely for a nice lead into 2023. Jamie or Paul, do you guys have anything you'd like to add?

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James E. Harris SPX Corporation - CFO, VP & Treasurer

Yes, I think it was a good overview. The only thing I would add, and it kind of ties this question back to the last question about acquisitions. We're -- we saw some really good order increase in some good bookings and now working into '22 and '23 backlog with our CommTech business. And I think it's really been a good testament to the synergies that we've been able to get by putting our legacy TCI business together with our ECS business that we bought last year. And we took really 2 distinct product offerings and we -- by putting them together and making them available to different customer channels that is the legacy TCI and ECS, we've been able to see a lot of activity with that combined product. And so that was -- we saw a really nice pickup in bookings this quarter. We've got a nice backlog but we're very pleased with how that acquisition has really integrated the sales teams together and the product offering together that we think differentiate that product out there in the marketplace.

Gene Lowe SPX Corporation - President & CEO

That's a great point, Jamie and that kind of links back to Damian's question on M&A. And that's where the deal thesis, the product thesis was by putting these two products together, you'd have a much more valuable product. And that has resulted in tens of millions of dollars of orders that we don't believe we would have gotten had we not had this joint product together. So yes, that's a great example on synergy and integration on the M&A question as well.

Bryan Francis Blair Oppenheimer & Co. Inc., Research Division - Director & Senior Analyst

That's helpful color. And another kind of level setting one. You've called out constraints in HVAC for -- since the last year. How has that trended court order, either in terms of the dollar figure or margin impact particularly Q1 versus Q2 of this year? And then what's contemplated in the back half given we're seeing something in terms of those constraints?

Paul Clegg SPX Corporation - VP of IR & Communications

Well, maybe one thing that we can start with is that we did call out in the prepared remarks, the cadence for the quarters that we were anticipating for the rest of this year. And in HVAC, we're anticipating that the third quarter will be relatively similar operationally to the second quarter, the same in Detection & Measurement impact with, of course, your seasonal upswing in the fourth quarter due to stronger heating sales. And then on the Detection & Measurement side, more project deliveries in the fourth quarter. In terms of specifics on the impact of constraints, we didn't really break it out, but you can clearly see that there was a significant improvement from 2Q from Q1.

Gene Lowe SPX Corporation - President & CEO

Yes. I think you can see the gap between Q1 of Q1 of HVAC margins just closed quite a bit. We expect that to close further in Q3 and to actually turn around in Q4.

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Bryan Francis Blair Oppenheimer & Co. Inc., Research Division - Director & Senior Analyst

Okay. That's fair. And last one for me, I'll reiterate that it was nice to see repurchase activity in the quarter, particularly where your stock was trading, but we also appreciate that you're calling out up to 5% to 10% of capital allocation, given preference for strategic. So I guess on that front, how has macro uncertainty affected your deal funnel over recent past? And what that your strategic interest is there. Capacity is obviously there. More curious how recession fears, shifting rate backdrop, tax policy are affecting the other side of the table.

Gene Lowe SPX Corporation - President & CEO

Yes, Bryan, it's a good question. What I would say is what we see in front of us is very solid activity. We have not seen really any change in activity levels in the amount of front log activity on M&A or on pricing as well. It's been pretty steady. If you look at the macro M&A data, that has slowed down a little bit. It's something we're keeping our eyes on. I think to your point, some of the macro uncertainty may be affecting that. But as a reminder, as you know, a lot of our work is done. We start with strategy I believe we have 6 very robust platform growth strategies. A lot of our activity is proprietary, where we're out talking to people outside of a process. And, so I would just say, overall, we feel good with where we are. I feel really good about our platform growth strategies. And I'd say we're on track for SPX-2025 plan.

Operator

(Operator Instructions) Our next question comes from Steve Ferazani with Sidoti & Company.

Stephen Michael Ferazani Sidoti & Company, LLC - Research Analyst

Just wanted to -- just wanted to briefly ask about the timing of the reorganization. I can see that, that would have been a sense for a while. Any impetus to doing it now? Did anything lead you to say, "All right, now we have to do it."

James E. Harris SPX Corporation - CFO, VP & Treasurer

Steve, this is Jamie. Great question. The timing, I would say, you're right, it has been kind of on the agenda and needed for a while. I mean, the first point we made in the prepared remarks, simplify our structure was the big driver. I mean we -- SPX was formed over many, many years, the legal entity structure was kind of an evolutionary process. It had a lot of acquisitions and several dispositions through the years. It was just a good time to do that. That being said, we think that this legal structure simplification, as we said, gives us a lot more opportunity to manage our business internally very -- much more efficiently. It will help us make an M&A transaction where we're a buyer, put the new acquired entity to a better spot that we can manage it better. It also segregates our legacy liabilities, both on the liability side as the asset side. And it actually helps us manage those better. We do spend resources internally overseeing those. And by having those assets and liabilities segregated into their distinctive legal entity, it just gives us a much cleaner organization that we think it helps us think about it, strategize about it and manage it much more tightly, much more effectively.

Stephen Michael Ferazani Sidoti & Company, LLC - Research Analyst

Does this have any impact on corporate costs moving forward after the -- obviously, the actual transaction costs?

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James E. Harris SPX Corporation - CFO, VP & Treasurer

Yes. I would say in the near term, on a day-to-day operations, no, over the intermediate term and longer term, we certainly believe this new simplified structure can lead to process improvement and some reengineering process. So we do think that -- I don't think it's necessarily a material item. I think when we move into an acquisition mode as an example, I do think it helps us be more efficient, more effective at that time is probably more where the impact we'll see. On day-to-day, today versus tomorrow, there won't be any immediate really change in the corporate cost structure at all.

Stephen Michael Ferazani Sidoti & Company, LLC - Research Analyst

Okay. Great. That's helpful. When I think about infrastructure spending, and I guess we haven't necessarily seen it funneled to states or end users yet, are you seeing anything across your platforms to indicate some of that spending is coming? Are you seeing any impact yet?

Gene Lowe SPX Corporation - President & CEO

Yes, I can talk about some areas, Steve, that we are seeing. I would say that across all of our businesses, we -- this is an area we're focused on. As you know, this has the potential to touch a lot of our businesses. I can tell you that we're very aware and involved in some bidding activity. I can think of projects and work we're doing. This is probably more for '23 and probably '24, but we're seeing activity with regards to our CUES robotics platform with regards to our radio detection under the locate business. We're seeing some movement in some areas with regards to our lighting. And then I would say, we have seen very healthy activity in our transportation. Now I don't know if that's directly tied to the bill, but we've seen a lot more, I would say, movement and activity, which we believe is caused by the monies that are coming in from the infrastructure bill. So net-net, I think -- I would say the only place that I think that it's really materially hit us where we've seen some awards that I do believe are impact there is on transportation, but I do think that should be a positive driver for '23 and '24.

Stephen Michael Ferazani Sidoti & Company, LLC - Research Analyst

Great. I did want to follow up on the question about supply chain and component shortages because we're sort of at the latter stages of earnings season. We've certainly heard from industrial companies that are at least citing component shortages, the issues being more diverse and popping up now in areas they would have never expected and creating more day-to-day challenges and problems when we would have thought it would have been smooth. Are you not seeing that?

James E. Harris SPX Corporation - CFO, VP & Treasurer

Yes, I would say we're still seeing that. I think when we were together at our Q3 call, we raised this point is the first time it really had hit us in a material way. We have taken a lot of actions since that time. I'll call out some cash investment in supply chain via inventory build. So let's call that just an increase in our safety stock levels. We think that has helped us minimize the variability from day-to-day, week-to-week on having components in-house to do our jobs. We have done a lot of work around adding resources and adding sourcing channels. We did not have a large exposure on single source items, although we did have some that all the cases, whether we're a single source or dual source, we've expanded our supplier base.

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That takes time with an engineered product, but that is something that we've worked on kind of multi-sourcing. We have a chart that kind of says what's stable, what's difficult to manage. And we have things on our watch list. I mean, the normal suspects that I'm sure you're hearing from everybody, electronic components are top of the list. I mean everybody is experiencing that. And with your car manufacturer and industrial assembler like we are power modules, and I'd say things that are coming in via the water through shipping freight across the ocean is a challenge just because there's still a big imbalance, if you will, of where ships are located around the world and the time delays that can take place. And so we think some of the safety stock build that we've done has helped alleviate that or at least reduce the variability of that from day to day. But I don't want to -- want you to lead you to believe that we're not still having challenges because we are. But we do think that we've been able to manage them manage them very well.

Gene Lowe SPX Corporation - President & CEO

Yes. And just one addition there. We do have, as a part of our business system supply chain council that has been very, I would say, effective here, pushing out best practices such as we know every bill of material item, stocking position for the forward month -- forward 3 months that we've rolled out to every one of our businesses, a lot of tools and techniques. The other thing I would say is because our labor, our frontline labor has really improved across our business. That has been a net positive. So I would agree with Jamie here. I'd say the market is probably flat to slightly better. But I think we are managing this much smarter. And that's why we're having some success here. But there's still a choppy market out there, no doubt.

Operator

(Operator Instructions) Our next question comes from Walt Liptak with Seaport Research.

Walter Scott Liptak Seaport Research Partners - MD & Senior Industrials Analyst

Hey. Good evening guys. Good quarter. I just got a couple of follow-ons. Maybe we can hit these pretty quick. The new structure were the cost -- do they flow through second quarter? Or are there going to be costs in the future? How should we -- how are those getting get reported?

James E. Harris SPX Corporation - CFO, VP & Treasurer

The cost to accomplish the restructure your question?

Walter Scott Liptak Seaport Research Partners - MD & Senior Industrials Analyst

Yes.

James E. Harris SPX Corporation - CFO, VP & Treasurer

Yes. Yes. So costs primarily flowed through the second quarter. We did -- that is included in the slide we showed the reconciliation between GAAP earnings and adjusted, it flows through the line item called Other. So we adjusted that into -- out of our GAAP numbers into our core results to give you the best reflection of our operating performance. A majority of those costs are in the second quarter.

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Walter Scott Liptak Seaport Research Partners - MD & Senior Industrials Analyst

Okay. Got it. Okay. And then the -- it's great to see the TCI ECS kind of working for new products. How should we think about that order? Is this something that's one time? Or is this part of a recap cycle? Or is it something that could be scalable around the world? How sustainable is the future orders?

James E. Harris SPX Corporation - CFO, VP & Treasurer

Yes. That's a great question on that. We -- first of all, again, we're very pleased with the combo of these two companies. They've done a really nice job of putting their sales teams together and putting the product offering together and getting them out in the marketplace. We think this is -- the project business certainly has its variability to it. We actually think we've got some good legs for sustainable growth here. If you look around the world, I mean, obviously, the -- first of all, we think we have a good product offering. We think we have better product offering together than we -- either of us did separately before. So that's a win in the marketplace by itself.

But if you look at the sources of where our products have gone historically. The world has a lot of geopolitical activity going on as things are -- let us say, countries are on heightened alert -- we've done a lot of business over the years with the Defense Department and allies. And as countries are a little bit heightened alert about just making sure they understand what's going on in our products are something that is really attractive for a lot of those folks. And so we think that heightened alert, if you will, is probably something that's going to last for at least the foreseeable future. And so we think the demand for our products in general and especially the combination of ECS and TCI's product together, we think has got really good lags on an outlook basis. The bookings and the front log that we're working on certainly gives us an indication of that.

Walter Scott Liptak Seaport Research Partners - MD & Senior Industrials Analyst

Okay. That's great. And the orders, the bookings that you took in, do those start shipping in the second quarter? Or is that going to come way later like in 2023?

James E. Harris SPX Corporation - CFO, VP & Treasurer

It's a combination on this piece of our business because we're working with the Department of Defense in general and then often through the Department of Defense with other allied countries, there's a lot of steps to go through the process. In fact, I think I remember our President of this group saying, in some cases, there's up to 30 steps that go along in the process of getting an order, getting it through the system. So it takes time. That being said, we do have some orders that have come in this year that we have already shipped. But I'd say the majority of it has got some time period to be able to assemble, produce, get all the supplies in and get it shipped and get it to the destination, which also involves getting folks on the ground to do some training. And so a lot of our -- what we've seen is backlog has been booked this year. We see that taking place in the second half of this year into 2023, but we did see some of that flow through the P&L this quarter for sure.

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Walter Scott Liptak Seaport Research Partners - MD & Senior Industrials Analyst

Okay. Great. Okay. Okay. Good. And maybe I'll just skip to the last one because we're probably late in the call the M&A pipeline, Gene, I wonder if you could just talk about how you're feeling about the pipeline and valuations coming down at all from some of the lofty levels that have been talked about in the past.

Gene Lowe SPX Corporation - President & CEO

Yes. Well, it's a good question. I'd say if I look at it by our platforms and kind of break it down on the HVAC side, cooling and heating. I'd start by saying there are a lot of lofty valuations there, but we've been pretty prudent in how we've purchased. As a reminder, our blended net price has been about 10.4x EBITDA before synergies somewhere in the 8s after synergies.

And what I would say on pricing in general is not a lot of change, positively or negatively. So I'd say that's probably pretty consistent with what we're seeing. We do see some nice activity in cooling, both in terms of – Engineered Air Quality, Cincinnati Fan gives us a really nice leg in air movement, which we already have some strong competence on. We actually think there's some further areas to build out there. We also think there are some further areas to broaden our cooling solutions. So again, aligned with our strategy on the heating, we see some interesting opportunities.

And I would say, as you know, Walt, we've done a lot of building. And actually, I think, is a really strong AtoN platform. There's more opportunities there as well in our as well as in our Location & Inspection. So I think if you look at it across the 6 platforms, there is a good amount of activity and -- it's something we've got to keep our eyes on because if we do go into an economic downturn, that could pull some sellers out of the market. But with what we see right now, I'd say there's a I wouldn't say increasing, but I wouldn't say decreasing, I'd say a pretty steady level of activity across our platforms.

Operator

And I'm not showing any further questions at this time. I would now like to turn the call back over to Paul Clegg for any further remarks.

Paul Clegg SPX Corporation - VP of IR & Communications

Thank you very much for dialing in, and we appreciate your interest. We look forward to talking to you again next quarter.

Operator

Thank you. This concludes today's conference call. Thank you for participating. You may now disconnect.

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